Exhibit 4.1

WILLIS NORTH AMERICA INC.,

Issuer

WILLIS GROUP HOLDINGS LIMITED

TA I LIMITED

TA II LIMITED

TA III LIMITED

TRINITY ACQUISITION LIMITED

TA IV LIMITED

WILLIS GROUP LIMITED,

Guarantors

and

THE BANK OF NEW YORK

(as successor to JPMORGAN CHASE BANK, N.A.)

Trustee

Second Supplemental Indenture

Dated as of March 28, 2007

to the Indenture dated as of July 1, 2005

Creating one series of Securities designated

6.200% Senior Notes Due 2017

Table of Contents

ARTICLE I

6.200% SENIOR NOTES DUE 2017

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.01	Integral Part	11
SECTION 2.02	Adoption, Ratification and Confirmation	12
SECTION 2.03	Counterparts	12
SECTION 2.04	Governing Law	12
SECTION 2.05	Conflict with Trust Indenture Act	12
SECTION 2.06	Effect of Headings and Table of Contents	12
SECTION 2.07	Separability Clause	12
SECTION 2.08	Successors and Assigns	12
SECTION 2.09	Benefit of Indenture	12
SECTION 2.10	The Trustee	12

EXHIBIT A	A-1

-i-

SECOND SUPPLEMENTAL INDENTURE, dated as of March 28, 2007, between WILLIS NORTH AMERICA INC., a Delaware corporation (the “Issuer”), WILLIS GROUP HOLDINGS LIMITED, a company organized and existing under the laws of Bermuda (the “Parent Guarantor”), TA I LIMITED, a company organized and existing under the laws of England and Wales, TA II LIMITED, a company organized and existing under the laws of England and Wales, TA III LIMITED, a company organized and existing under the laws of England and Wales, TRINITY ACQUISITION LIMITED, a company organized and existing under the laws of England and Wales, TA IV LIMITED, a company organized and existing under the laws of England and Wales, and WILLIS GROUP LIMITED, a company organized and existing under the laws of England and Wales (collectively, including the Parent Guarantor, the “Guarantors”) and THE BANK OF NEW YORK (as successor to JPMORGAN CHASE BANK, N.A.), a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTORS

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of July 1, 2005 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated July 1, 2005, (the “First Supplemental Indenture” and together with the Original Indenture, the “Existing Indenture”) providing for the issuance from time to time of its unsecured senior debentures, notes or other evidences of Indebtedness (the “Securities”), to be issued in one or more series as provided in the Original Indenture, and under which no Securities have as yet been issued;

WHEREAS, Section 10.01 of the Original Indenture provides that the Issuer, each Guarantor and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish a new series of Securities and add certain provisions to the Original Indenture;

WHEREAS, Section 3.01 of the Original Indenture provides that the Issuer may enter into one or more indentures supplemental thereto to establish the form and terms of a series of Securities issued pursuant to the Original Indenture;

WHEREAS, the Issuer, pursuant to the foregoing authority, proposes in and by this Second Supplemental Indenture (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) to supplement the Original Indenture insofar as it will apply only to the one series of securities to be known as the Issuer’s “6.200% Senior Notes due 2017” (the “Notes”) issued hereunder (and not to any other series);

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Issuer and the Guarantors, in accordance with its terms and the terms of the Original Indenture.

NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

6.200% Senior Notes due 2017

SECTION 1.01 Creation of Series; Establishment of Form.

(a)6.200% Senior Notes due 2017

(1) There is hereby established a new series of Securities under the Indenture entitled 6.200% Senior Notes due 2017.

(2) The form of the Notes, including the form of the certificate of authentication, is attached hereto as Exhibit A.

(3) The Trustee shall authenticate and deliver the 2017 Notes for original issue in an aggregate principal amount of $600,000,000 upon an Issuer Order for the authentication and delivery of the Notes. The Issuer may from time to time issue additional Notes in accordance with Sections 3.01 and 10.01 of the Original Indenture. Any additional Notes subsequently issued shall not be limited by the aggregate principal amount of this Supplemental Indenture. The Notes issued originally hereunder, together with any additional Notes subsequently issued, shall be treated as a single series for purposes of the Indenture.

(4) The Notes shall be issued in registered form without coupons.

(5) The Notes shall not have a sinking fund.

(6) The principal of the Notes shall be due on March 28, 2017.

(7) Subject to Section 1.07 of this Supplemental Indenture, the outstanding principal amount of the Notes shall bear interest at the rate of 6.200% per annum, from March 28, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on each Interest Payment Date, commencing on September 28, 2007, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such interest, until the principal thereof is paid or made available for payment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (“Special Record Date”), notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.

(8) The Notes shall be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(9) The Notes due shall be redeemable, in whole at any time or in part from time to time, at the option of the Issuer on any date (a “Redemption Date”), at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date.

SECTION 1.02 Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Each capitalized term that is used in this Supplemental Indenture but not defined herein shall have the meaning specified in the Original Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Depositary” means The Depository Trust Company or any successor thereto.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Interest Payment Date” means March 28 and September 28 of each year.

“Reference Treasury Dealer” means one or more of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated that the Issuer appoints to act as Reference Treasury Dealer from time to time and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Issuer will substitute therefor another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third (3rd) Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the respective March 13 and September 13 (whether or not a Business Day) prior to such Interest Payment Date.

“Security Register” means the register, in such office as the Issuer shall keep at the Corporate Trust Office of the Trustee or in any office or agency to be maintained by the Issuer in accordance with Section 3.05 of the Original Indenture, in which the Issuer shall, subject to such reasonable regulations as it may prescribe, provide for the registration of Securities and of registration of transfers of Securities.

“Treasury Rate” means, with respect to any Redemption Date, (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three (3) months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third (3rd) Business Day preceding the Redemption Date.

SECTION 1.03 Payment of Principal and Interest.

(1) If any Interest Payment Date or Maturity date is not a Business Day, the payment of principal or interest, as applicable, will be made on the next succeeding Business Day. No interest will accrue on the amount so payable for the period from such Interest Payment Date or Maturity date, as the case may be, to the next succeeding business day. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law to close.

(2) Payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds to the Holder of such Global Security; provided, however, that in the case of payments of principal and premium, if any, such Global Security is first surrendered to the Paying Agent. If any of the Notes are no longer represented by a Global Security, (i) payments of principal, premium, if any, and interest due at the Stated Maturity or on a Redemption Date, if any, shall be made at the office of the Paying Agent upon surrender of such Notes to the Paying Agent and (ii) payments of interest shall be made, at the option of the Issuer, subject to such surrender where applicable, (A) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

(3) The Trustee shall initially serve as the Paying Agent with respect to the Notes, with the Place of Payment initially being the Corporate Trust Office.

SECTION 1.04 Global Securities. The Notes shall initially be issued in the form of one or more Global Securities registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, Notes represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until this Security is exchanged in whole or in part for Securities in definitive form.

Subject to the procedures of the Depositary, a Global Security shall be exchangeable for the Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Trustee and the Issuer that it is no longer willing or able to properly discharge its responsibilities as a Depositary for such Global Security and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days of receipt by the Issuer of such notification, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days after it becomes aware of such cessation, (ii) the Issuer executes and delivers to the Trustee an Issuer Order stating that the Issuer elects to terminate the book-entry system through the Depositary, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for the Notes as provided in the Original Indenture.

SECTION 1.05 Redemption.

(1) The Issuer shall mail notice of redemption not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of the Notes to be redeemed. Notwithstanding Section 12.04 of the Original Indenture, the notice of redemption with respect to the foregoing redemption need not set forth the Redemption Price or an estimate thereof, but only the appropriate calculation thereof. The Issuer shall deliver to the Trustee an Officer’s Certificate setting forth the Redemption Price with respect to the foregoing redemption no later than five (5) Business Days prior to the date on which notice of redemption is to be mailed.

(2) On the Redemption Date, and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest.

(3) Section 12.03 (Selection by Trustee of Securities to Be Redeemed) of the Original Indenture is hereby amended and restated in its entirety as follows:

If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Notes of such series not previously called for redemption, (i) if the Notes are listed on any securities exchange, in accordance with the requirements of such exchange or (ii) if the Notes are not so listed, by any method as the Trustee shall deem fair and appropriate, and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Notes of that series or any integral multiple thereof) of the principal amount of Notes of such series of a denomination larger than the minimum authorized denomination for Notes of that series; provided, however, that Notes of such series registered in the name of the Issuer shall be excluded from any such selection for redemption until all Notes of such series not so registered shall have been previously selected for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

SECTION 1.06 Additional Covenants. The following shall be additional covenants to the covenants set forth in the Original Indenture for the benefit of the Notes only and shall be effective only so long as the Notes are outstanding:

(1) Limitation on Liens. The Parent Guarantor shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist any Lien, other than a Permitted Lien (an “Initial Lien”), securing Indebtedness upon any Capital Stock of any Significant Subsidiary of the Parent Guarantor that is owned, directly or indirectly, by the Parent Guarantor or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Outstanding Notes will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Parent Guarantor or any subsidiary secured by such Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

“Permitted Lien” means a Lien on the Capital Stock of a Significant Subsidiary to secure Indebtedness incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of the Parent Guarantor or any other subsidiary of the Parent Guarantor; and provided further that such Indebtedness matures within 180 days from the date such Indebtedness was incurred.

(2) Limitation on Dispositions of Significant Subsidiaries. The Parent Guarantor shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary. Notwithstanding the foregoing limitation, (a) the Parent Guarantor and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of the Parent Guarantor, (b) any subsidiary of the Parent Guarantor may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to the Parent Guarantor or another subsidiary of the Parent Guarantor, (c) the Parent Guarantor and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock if the consideration received is at least equal to the fair market value (as determined by the board of directors of the Parent Guarantor acting in good faith) of such Capital Stock, and (d) the Issuer and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, the Parent Guarantor may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may otherwise convey, transfer or lease its properties and assets pursuant to Article NINE of the Original Indenture.

SECTION 1.07 Interest Rate Adjustment. The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s Investors Service, Inc. (“Moody’s”, which term shall include any successor thereto) or Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc. (“S&P”, which term shall include any successor thereto and together with Moody’s, each a “Rating Agency”), downgrades (or subsequently upgrades) the debt rating applicable to the Notes (a “rating”) as set forth below.

If the rating from Moody’s is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from that set forth in section 1.01(a)(7) above by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	.25%
Ba2	.50%
Ba3	.75%
B1 or below	1.00%

If the rating from S&P is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from that set forth in section 1.01(a)(7) above by the percentage set forth opposite that rating:

Rating	Percentage
BB+	.25%
BB	.50%
BB-	.75%
B+ or below	1.00%

If, following an interest rate adjustment, Moody’s or S&P subsequently increases or decreases its rating to any of the threshold ratings set forth above, the interest rate of the Notes will be increased or decreased such that the interest rate for the Notes equals the interest rate set forth in section 1.01(a)(7) above plus (1) the interest rate adjustment, if any, then in effect resulting from an increase or decrease in the other Rating Agency’s rating and (2) the percentage set forth opposite the applicable rating from the applicable table above for the Rating Agency that increased or decreased its rating. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate on the Notes be reduced to below the interest rate set forth in section 1.01(a)(7) above, and (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate set forth in section 1.01(a)(7) above. If, following an interest rate adjustment, Moody’s increases its rating to Baa3 or higher and S&P increases its rating to BBB- or higher, the interest rate on the Notes will remain at, or be decreased to, as the case may be, the interest rate set forth in section 1.01(a)(7) above and no subsequent downgrades in a rating shall result in an adjustment of the interest rate on the Notes as provided herein.

If either Moody’s or S&P ceases to provide a rating, any subsequent increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by the Rating Agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above, and the required ratings increase set forth in the last sentence of the preceding paragraph shall only apply to the Rating Agency continuing to provide the rating. No adjustments in the interest rate on the Notes shall be made solely as a result of either Moody’s or S&P (but not both) ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth in section 1.01(a)(7) above.

Any interest rate increase or decrease, as described above, will take effect from the first day of the Interest Period during which a rating change requires an adjustment in the interest rate.

The Issuer will notify the Trustee promptly of any interest rate adjustment.

SECTION 1.08 Additional Amounts. With respect to any payments made by a Guarantor in respect of its Guarantee of the Notes that is organized other than under the laws of the United States, any state thereof or the District of Columbia, the Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the Redemption Price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed or levied by or on behalf of the jurisdiction of organization of such Guarantor or any political subdivision thereof or taxing authority therein (“Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Guarantor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to a Holder of the Notes in order that every net amount received by each Holder (including additional amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in the Notes to be then due and payable.

As used herein and for purposes of the Indenture and the Notes, any reference to the principal of and interest on the Notes and the Redemption Price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

SECTION 1.09 Events of Default. Section 6.01 of the Original Indenture setting forth the “Events of Default” is hereby amended and restated in its entirety as follows:

“Event of Default,” whenever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) a default in payment of interest (including Additional Amounts) upon any Note of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) a default in the payment of the principal of any Note of such series at its Maturity; or

(3) a default in the performance, or breach, of any covenant of the Issuer or any Guarantor (other than a covenant a default whose performance or whose breach is elsewhere in this Section specifically dealt with or which has been expressly included in the Indenture solely for the benefit of debt Securities other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer or any Guarantor by the Trustee or to the Issuer or any Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) a default under any Indebtedness by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time; or

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Parent Guarantor, the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Parent Guarantor, the Issuer or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent Guarantor, the Issuer or any Significant Subsidiary under any applicable federal or state law, or appointing a Custodian of the Parent Guarantor, the Issuer or any Significant Subsidiary or of any substantial part of their property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(6) the commencement by the Issuer or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Parent Guarantor, the Issuer or the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a Custodian of the Issuer or any Significant Subsidiary of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Parent Guarantor, the Issuer or any Significant Subsidiary in furtherance of any such action, or the taking of any comparable action under any foreign laws relating to insolvency; or

(7) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor not to be, in full force and effect and enforceable in accordance with its terms.

SECTION 1.10 Notice of Defaults.

Section 7.02 (Notice of Defaults) of the Original Indenture is hereby amended and restated in its entirety as follows:

Within 60 days after the occurrence of any default hereunder with respect to the Notes, the Trustee shall transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, notice of such default hereunder known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note or in the payment of any sinking fund or analogous obligation installment with respect to the Notes, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Notes; and provided, further, that in the case of any default of the character specified in Section 6.01(3) with respect to the Notes, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

ARTICLE II

Miscellaneous Provisions

SECTION 2.01 Integral Part. This Supplemental Indenture constitutes an integral part of the Original Indenture.

SECTION 2.02 Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Original Indenture to the extent the Original Indenture is inconsistent herewith.

SECTION 2.03 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.04 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

SECTION 2.05 Conflict with Trust Indenture Act. If and to the extent that any provision of the Indenture limits, qualifies or conflicts with a provision required under the terms of the Trust Indenture Act, the Trust Indenture Act provision shall control.

SECTION 2.06 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 2.07 Separability Clause. In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.08 Successors and Assigns. All covenants and agreements in the Indenture by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.

SECTION 2.09 Benefit of Indenture. Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim hereunder or under the Indenture.

SECTION 2.10 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Willis North America Inc.

By:
Name: Derek Smyth
Title: Chief Financial Officer

Willis Group Holdings Limited

By:
Name: Patrick C. Regan
Title: Group Chief Financial Officer

TA I Limited

By:
Name: Patrick C. Regan
Title: Director

TA II Limited

By:
Name: Patrick C. Regan
Title: Director

TA III Limited

By:
Name: Patrick C. Regan
Title: Director

Trinity Acquisition Limited

By:
Name: Patrick C. Regan
Title: Director

TA IV Limited

By:
Name: Patrick C. Regan
Title: Director

Willis Group Limited

By:
Name: Patrick C. Regan
Title: Director

The Bank Of New York, as Trustee

By:
Name: Ignazio Tamburello
Title:

Exhibit A

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

WILLIS NORTH AMERICA INC.

6.200% Senior Notes due 2017

CUSIP No.: 970648AD3
ISIN No.: US970648AD31

No.	US$

WILLIS NORTH AMERICA INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $[●] on March 28, 2017, and to pay interest thereon from March 28, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 28 and September 28 in each year, commencing September 28, 2007, at the rate of 6.200% per annum (subject to adjustment as set forth in Section 1.07 of the Second Supplemental Indenture), until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 13 or September 13 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Issuer maintained for that purpose in the City and State of New York, or at such other agency as the Issuer may determine, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by wire transfer or check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register relating to the Notes; provided, however, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Security will be made in accordance with the applicable procedures of the Depositary.

The Trustee shall act as Paying Agent with respect to the Notes of this series.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date first written above.

Willis North America Inc.

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

Dated:	The Bank of New York
as Trustee

By:
Authorized Officer

[FORM OF REVERSE OF NOTE]

WILLIS NORTH AMERICA INC.

6.200% Senior Notes due 2017

This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of July 1, 2005, (herein called the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 1, 2005 (herein called the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of March 28, 2007 (herein called the “Second Supplemental Indenture”) (such Indenture, together with such First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Issuer, Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited (each, a “Guarantor,” and collectively, the “Guarantors”) and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

With respect to any payments made by a Guarantor that is organized other than under the laws of the United States, any state thereof or the District of Columbia, the Guarantor will make all payments of principal of (and premium, if any) and interest on (whether on scheduled payment dates or upon acceleration) and the Redemption Price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed or levied by or on behalf of the jurisdiction of organization of such Guarantor or any political subdivision thereof or taxing authority therein (“Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Guarantor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”, which term shall have the meaning assigned to it in the Indenture) to a Holder of the Notes in order that every net payment of the principal of and interest on the Notes and the Redemption Price, if any, payable in respect of the Notes, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in the Notes to be then due and payable.

Wherever in this Note or the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to the Notes, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context additional amounts are, were or would be payable in respect thereof.

The Issuer may, from time to time, without notice to or the consent of the Holders of the Notes, increase the principal amount of the Notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes of such series previously issued, and such additional Notes will form a single series with the previously issued Notes of such series, including for voting purposes.

No sinking fund is provided for the Notes. The Notes of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, as a whole at any time, or in part from time to time, at the election of the Issuer, at the Redemption Price, which shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date.

In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

The definitions of certain terms used in the paragraph above are listed below.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means one or more of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated that the Issuer appoints to act as a Reference Treasury Dealer from time to time and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Issuer shall substitute therefore another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any Redemption Date: (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third business day preceding the Redemption Date.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Issuer shall mail notice of redemption not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, all as provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than a majority in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof (or premium, if any) or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations of US $2,000 or any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.